Exhibit 99.1

One Franklin Parkway San Mateo, CA 94403-1906 tel 650/312-2000 franklintempleton.com

FROM:	Franklin Resources, Inc.
Corporate Communications: Matt Walsh (650) 312-2245
Investor Relations: Brian Sevilla (650) 312-4091
franklinresources.com

FOR IMMEDIATE RELEASE

Franklin Resources, Inc. Announces Quarterly Dividend and

Addition to Stock Repurchase Program

San Mateo, CA, March 11, 2009 - Franklin Resources, Inc. [NYSE:BEN] announced a quarterly cash dividend of $0.21 per share payable on April 14, 2009 to stockholders of record on March 31, 2009. The quarterly dividend of $0.21 is equivalent to the dividend paid for the prior quarter and represents a 5% increase over the quarterly dividend paid for the same quarter last year.

The company’s Board of Directors authorized the company to purchase, from time to time, up to an aggregate of 10.0 million shares of its common stock in either open market or off-market transactions. The size and timing of these purchases will depend on price, market and business conditions and other factors. The stock repurchase program is not subject to an expiration date. The new board authorization is in addition to the existing authorization, of which approximately 3.8 million shares remained available for repurchase at February 28, 2009. The company repurchased an aggregate of 0.6 million shares during the period January 1, 2009 to February 28, 2009. Shares repurchased under the program are retired.

Franklin Resources, Inc. [NYSE:BEN], is a global investment management organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management solutions managed by its Franklin, Templeton, Mutual Series, Fiduciary Trust, Darby and Bissett investment teams. The San Mateo, CA-based company has more than 60 years of investment experience and over $377 billion in assets under management as of February 28, 2009. For more information, please call 1-800/DIAL BEN® or visit franklintempleton.com.

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